Exhibit 99.1

MYR Group Inc. Announces Third Quarter

and the First Nine Months 2008 Results

Rolling Meadows, Ill., November 13, 2008 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, issued third quarter and the first nine months 2008 financial results.

Highlights

•                 Q3 2008 gross profit, income from operations and net income improved over Q3 2007 by 33.2 percent, 92.1 percent and 87.5 percent, respectively.

•                 First nine months 2008 gross profit, income from operations and net income improved over the first nine months 2007 by 30.4 percent, 92.9 percent and 87.4 percent, respectively.

•                 Q3 2008 EBITDA increased 70.8 percent over Q3 2007 results.  EBITDA margin increased to 8.2 percent of revenues compared to 5.5 percent of revenues during Q3 2007.

•                 First nine months 2008 EBITDA increased 60.0 percent over the first nine months 2007 results.  EBITDA margin increased to 7.8 percent of revenues compared to 5.0 percent of revenues during the first nine months 2007.

•                 The Company began trading on the NASDAQ Global Market on September 9, 2008 under its symbol “MYRG.”

Management Comments

William A. Koertner, President and CEO said, “MYR Group experienced a strong third quarter driven by solid performance in our core business plus incremental revenues and margins related to storm restoration services in connection with hurricanes Gustav and Ike.  We are pleased with our year-to-date results as evidenced by increases in gross profit, operating income and net income. We are also pleased to report that our common stock began trading on the NASDAQ on September 9, 2008.  This is an important milestone for MYR and its stockholders and completes the path started late last year to once again become a publicly-traded company.  Another recent development occurred on October 21, 2008 when we announced that The L. E. Myers Company, an MYR subsidiary, was awarded a $107 million contract with Dominion Virginia Power to construct 125 miles of 500 Kilovolt transmission line and reconstruct several existing transmission circuits in the area.  This is a critical transmission line for Virginia and surrounding states, and we believe this line is one of many large transmission projects that will be built over the next few years.  On a cautionary note, we are also mindful of recent developments in the capital markets and overall economy.  It is too early to tell what impact, if any, these developments will have on our T&D and C&I markets.”

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Third Quarter Results

MYR reported revenues for the 2008 third quarter of $178.9 million, an increase of $24.3 million, or 15.8 percent, compared with the third quarter of 2007, due predominantly to a significant increase in storm related restoration services related to hurricanes Gustav and Ike and the timing of a few large projects that were under construction during the current quarter compared to the third quarter of 2007.  Transmission and Distribution (T&D) reported revenues of $134.3 million, an increase of 18.4 percent over the same period of 2007.  Commercial and Industrial (C&I) reported revenues of $44.6 million, an increase of 8.4 percent over the third quarter of 2007.

Consolidated gross profit improved 33.2 percent, from $19.0 million in the 2007 third quarter period to $25.3 million in the 2008 third quarter period.  Consolidated income from operations increased 92.1 percent in the 2008 third quarter over the 2007 third quarter.  Excluding non-allocated general corporate expenses, income from operations improved 40.4 percent in the T&D segment and 84.2 percent in the C&I segment.  The improvements in gross profit and income from operations in the third quarter of 2008 compared to the third quarter of 2007 were predominantly due to storm restoration services that carried a higher margin resulting in incremental gross profit and MYR continued to improve its job performance on a few large projects that resulted in additional gross profit for the period.

For the third quarter of 2008, net income was $6.6 million, or $0.32 per diluted share, compared to net income of $3.5 million, or $0.21 per diluted share, for the same period of 2007.  Comparing the third quarter of 2008 with the same period of 2007, net income improved 87.5 percent and income per diluted share increased by $0.11 period over period.  Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the third quarter of 2008 was $14.6 million, or 8.2 percent of revenues, compared to $8.6 million, or 5.5 percent of revenues, in the third quarter of 2007.  The improvements in net income and EBITDA were due predominantly to the items cited above, partially offset by higher selling, general and administrative expenses.

First Nine Month Results

MYR reported revenues for the first nine months 2008 of $462.8 million, an increase of $8.9 million, or 2.0 percent, compared with the first nine months of 2007, due predominantly to incremental storm restoration services and partially offset by the timing of a few significant projects that were being constructed in the first nine months of 2007 with little carry over into 2008.  The T&D Segment reported revenue of $338.8 million, an increase of 2.2 percent over the same period of 2007.  The C&I segment reported revenue of $124.0 million, an increase of 1.3 percent over the first nine months of 2007.

Consolidated gross profit improved 30.4 percent, from $50.2 million in the 2007 period to $65.4 million in the 2008 period.  Consolidated income from operations increased 92.9 percent in the first nine months of 2008 over the first nine months of 2007.  Excluding non-allocated general corporate expenses, income from operations improved 52.4 percent in the T&D segment and 66.0 percent in the C&I segment.  The improvements in gross profit and income from operations in the first nine months of 2008 compared to the first nine months of 2007 were due to several factors including continued job performance improvements on a few large projects as they near completion in 2008.  There were also overall margin improvements as several underperforming contracts with low or negative contract margins in the first nine months of 2007 were replaced with higher margin contracts in the first nine months of 2008.  In addition, MYR had increased storm restoration services related to hurricane work that normally carry higher gross margins.  Finally, MYR has experienced lower equipment fleet costs due to a reduced reliance on operating leases and short-term rentals.

For the first nine months of 2008, net income was $16.0 million, or $0.77 per diluted share, compared to net income of $8.6 million, or $0.52 per diluted share, for the same period of 2007.  Comparing the first nine months of 2008 with the same period of 2007, net income improved 87.4 percent, and income per diluted share increased by $0.25 or 48.1 percent.  EBITDA in the first nine months of 2008 was $36.1 million, or 7.8 percent of revenues, compared to $22.6 million, or 5.0 percent of revenues, in the first nine months of 2007.  The improvements in net income, earnings per diluted share and EBITDA were due predominantly to the items cited above, partially offset by higher selling, general and administrative expenses.

Backlog

As of September 30, 2008, MYR’s backlog was approximately $351.5 million, consisting of $264.6 million in the T&D segment and $86.9 million in the C&I segment.  September 30, 2008 total backlog increased 62.3 percent from $216.6 million reported at December 31, 2007.  T&D backlog increased $130.7 million, or 97.6 percent, and C&I backlog increased $4.2 million, or 5.1 percent, from year end. Third quarter 2008 backlog increased $116.1 million or 49.3 percent over the third quarter 2007 backlog of $235.4 million.  The majority of the increase relating to our T&D backlog was the result of being awarded a $107 million contract with Dominion Virginia Power.  The project is to construct 125 miles of 500-kilovolt (kV) transmission line in Virginia and to perform other construction services beginning in the first quarter of 2009 and projected to run through June 2011.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies.  The timing of contract awards and the duration of large new projects can significantly affect the Company’s backlog, and therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of September 30, 2008, the Company had cash and cash equivalents of $23.0 million and total debt of $30.0 million under its term loan.  The Company also has a $75 million revolving credit facility with $15.0 million of letters of credit outstanding at September 30, 2008.

Non-GAAP Results

In an effort to better assist investors in understanding its financial results, MYR has provided in this release EBITDA, which is a measure not defined under generally accepted accounting principles in the United States (GAAP).  Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on results.  A reconciliation of this financial measure to its GAAP counterparts is provided at the end of this release.

Conference Call

MYR will host its third quarter and first nine months 2008 earnings conference call at 10 a.m. Central time on Friday, November 14, 2008.  To participate in the conference call via telephone, please dial (877) 856-1955 (domestic) or (719) 325-4835 (international) at least five minutes prior to the start of the event.  A replay of the conference call will be available through November 21 at 11:59 p.m. Eastern time, by dialing (888) 203-1112 or (719) 457-0820, and entering conference ID 5542133.  MYR will also broadcast the conference call live via the internet.  Interested parties may access the webcast through the Investor Relations section of MYR’s Web site at http://www.myrgroup.com.  Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers.  Through subsidiaries dating back to 1891, MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry.  Transmission and Distribution customers include electric utilities, cooperatives and municipalities.  MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States.  Its comprehensive services include turn-key construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements.  The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income and capital spending.  Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes.  The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly.  We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  These and other important factors, including those discussed under “Risk Factors” in our Registration Statement on Form S-1, as amended, and in other current or periodic reports which we have filed with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005 by our customers, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the recent downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity, the limited market for our common stock, and material weakness in our internal controls over financial reporting that have been identified by management.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial Tables follow…

MYR GROUP INC.

Unaudited Condensed Consolidated Balance Sheets

As of December 31, 2007 and September 30, 2008

(in thousands of dollars, except share data)	As of December 31, 2007	As of September 30, 2008
Assets
Current assets
Cash and cash equivalents	$34,547	$23,019
Accounts receivable, net of allowances of $1,213 and $1,752, respectively	99,570	107,225
Costs and estimated earnings in excess of billings on uncompleted contracts	27,851	34,199
Construction materials inventory	—	270
Deferred income tax assets	10,110	10,263
Receivable for insurance claims in excess of deductibles	7,358	9,029
Refundable income taxes	5,136	—
Other current assets	2,315	2,317
Total current assets	186,887	186,322
Property and equipment, net of accumulated depreciation of $10,791 and $18,385 respectively	57,609	70,204
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $884 and $1,135, respectively	12,208	11,957
Other assets	2,488	2,330
Total assets	$305,791	$317,412
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$30,834	$25,910
Billings in excess of costs and estimated earnings on uncompleted contracts	35,880	35,560
Accrued self insurance	30,409	35,362
Other current liabilities	37,638	33,340
Total current liabilities	134,761	130,172
Long term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	8,662	8,665
Other liabilities	1,432	915
Total liabilities	174,855	169,752
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2007 and September 30, 2008	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 34,229,576 and 19,712,811 shares issued and 19,712,811 and 19,712,811 shares outstanding at December 31, 2007, and at September 30, 2008, respectively	342	197
Additional paid-in capital	315,732	141,059
Retained earnings (accumulated deficit)	(9,630)	6,404
Treasury stock, at cost (14,516,765 and 0 shares, respectively)	(175,508)	—
Total stockholders’ equity	130,936	147,660
Total liabilities and stockholders’ equity	$305,791	$317,412

MYR GROUP INC.

Unaudited Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2007 and 2008

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands of dollars, except share and per share data)	2007	2008	2007	2008
Contract revenues	$154,515	$178,858	$453,915	$462,791
Contract costs	135,531	153,580	403,714	397,345
Gross profit	18,984	25,278	50,201	65,446
Selling, general and administrative expenses	12,994	13,382	35,401	37,536
Amortization of intangible assets	84	84	685	251
Gain on sale of property and equipment	(281)	(72)	(514)	(557)
Income from operations	6,187	11,884	14,629	28,216
Other income (expense)
Interest income	300	179	953	838
Interest expense	(411)	(393)	(696)	(1,309)
Other, net	(99)	(52)	(167)	(159)
Income before provision for income taxes	5,977	11,618	14,719	27,586
Income tax expense	2,450	5,005	6,161	11,552
Net income	$3,527	$6,613	$8,558	$16,034
Income per common share:
— Basic	$0.21	$0.34	$0.52	$0.81
— Diluted	$0.21	$0.32	$0.52	$0.77
Weighted average number of common shares and potential common shares outstanding:
— Basic	16,446,842	19,712,811	16,446,842	19,712,811
— Diluted	16,446,842	20,696,419	16,446,842	20,712,231

MYR GROUP INC.

Unaudited Condensed Consolidated Statements of Cash Flows

Three and Nine Months Ended September 30, 2007 and 2008

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands of dollars)	2007	2008	2007	2008
Cash flows from operating activities
Net income	$3,527	$6,613	$8,558	$16,034
Adjustments to reconcile net income to net cash flows provided by operating activities
Depreciation	2,386	2,700	7,438	7,829
Amortization of intangible assets	84	84	685	251
Stock-based compensation expense related to awards	—	229	—	688
Other non-cash items	81	22	540	64
Deferred income taxes	(96)	(150)	(1,174)	(150)
Gain on sale of property and equipment	(281)	(72)	(514)	(557)
Changes in operating assets and liabilities
Accounts receivable, net	569	(15,866)	(16,398)	(7,655)
Costs and estimated earnings in excess of billings on uncompleted contracts	6,029	(8,540)	(4,175)	(6,348)
Construction materials inventory	6,382	753	—	(270)
Receivable for insurance claims in excess of deductibles	106	(2,014)	1,654	(1,671)
Other assets	3,389	1,271	4,210	5,228
Accounts payable	(8,672)	3,981	(501)	(2,911)
Billings in excess of costs and estimated earnings on uncompleted contracts	(4,156)	3,050	11,392	(320)
Accrued self insurance	103	4,427	(1,071)	4,953
Other liabilities	(1,059)	7,293	(4,799)	(259)
Net cash flows provided by operating activities	8,392	3,781	5,845	14,906
Cash flows from investing activities
Proceeds from sale of property and equipment	401	74	634	1,578
Purchases of property and equipment	(4,400)	(6,276)	(21,926)	(23,458)
Net cash flows used in investing activities	(3,999)	(6,202)	(21,292)	(21,880)
Cash flows from financing activities
Proceeds on term loan	50,000	—	50,000	—
Equity financing costs	—	(280)	—	(2,258)
Debt issuance costs	(457)	—	(457)	—
Payment on note payable to FirstEnergy	—	—	—	(2,298)
Notes receivable from purchase of common stock	(16)	—	128	2
Dividends paid	(50,000)	—	(50,000)	—
Net cash flows used in financing activities	(473)	(280)	(329)	(4,554)
Increase (decrease) in cash and cash equivalents	3,920	(2,701)	(15,776)	(11,528)
Cash and cash equivalents
Beginning of period	6,527	25,720	26,223	34,547
End of period	$10,447	$23,019	$10,447	$23,019

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Nine Months Ended September 30, 2007 and 2008

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except share and per share data)	2007	2008	2007	2008

Summary Data:
Contract revenues	$154,515	$178,858	$453,915	$462,791
Gross profit	$18,984	$25,278	$50,201	$65,446
Income from operations	$6,187	$11,884	$14,629	$28,216
Net income	$3,527	$6,613	$8,558	$16,034

Basic and dilutive income per common share (1):
- Basic	$0.21	$0.34	$0.52	$0.81
- Diluted	$0.21	$0.32	$0.52	$0.77

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	16,446,842	19,712,811	16,446,842	19,712,811
- Diluted	16,446,842	20,696,419	16,446,842	20,712,231

Net Income to EBITDA reconciliation:
Net income	$3,527	$6,613	$8,558	$16,034
Interest expense (income), net	111	214	(257)	471
Provision for income taxes	2,450	5,005	6,161	11,552
Depreciation and amortization	2,470	2,784	8,123	8,080
EBITDA (2)	$8,558	$14,616	$22,585	$36,137

Reconciliation of EBITDA to Net Cash Flows provided by operating activities:
EBITDA (2)	$8,558	$14,616	$22,585	$36,137
Interest income (expense), net	(111)	(214)	257	(471)
Provision for income taxes	(2,450)	(5,005)	(6,161)	(11,552)
Depreciation and amortization	(2,470)	(2,784)	(8,123)	(8,080)
Adjustments to reconcile net income to net cash flows provided by operating activities	2,174	2,813	6,975	8,125
Changes in operating assets and liabilities	2,691	(5,645)	(9,688)	(9,253)
Net Cash Flows provided by operating activities	$8,392	$3,781	$5,845	$14,906

(1) The Company calculates net income per common share in accordance with SFAS No. 128, Earnings per Share.  Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding for the reporting period.  Diluted earnings per share is computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2) EBITDA is not defined under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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